                                   Exhibit 4.1
                        Note Agreement Dated July 3, 2003

                                 NOTE AGREEMENT

                       12% Convertible Subordinated Notes
                                Due June 30, 2005

To each of the Purchasers
of the above Notes listed in
the Schedule of Purchasers
attached hereto as Schedule I and Schedule II:

Gentlemen:

         TeraForce Technology Corporation, a Delaware corporation (the "Company"), is offering for sale up to $2,000,000 of 12% convertible subordinated notes due June 30, 2005 (the "Notes"). The terms and conditions governing the Notes are contained in this Agreement. In connection with your purchase of the Notes, the Company has agreed to issue to you, a warrant to purchase shares of Common Stock as set forth in the Warrant Agreement between you and the Company dated the date hereof (the "Warrant"). As purchasers of the Notes, you are acquiring one or more of the Notes to be issued pursuant to this Agreement. Accordingly, the Company hereby agrees with you (each herein called a "Purchaser" and together, the "Purchasers") and with the Agent appointed under
Section 11.2 hereof as follows:

         1. AUTHORIZATION OF NOTES. The Company will authorize the issue and sale of up to $2,000,000 in aggregate principal amount of its Notes. Each
Note issued hereunder will be dated the date of its issuance, will mature on June 30, 2005, will bear interest on its unpaid principal balance from the date of issuance at the rate of 12% per annum, computed on the basis of a 360-day year of twelve 30 day months, payable at maturity, June 30, 2005, and will have the other terms and provisions provided herein and in the form of Note attached hereto as Exhibit A. The term "Note" or "Notes" as used herein shall include each Note delivered pursuant to any provision of this Agreement and each Note delivered in substitution or exchange for any such Note pursuant to any such provision. Certain capitalized terms used in this Agreement are defined in
Section 15.

         2. PURCHASE AND SALE OF NOTES. The Company will issue and sell to you and, subject to the terms and conditions of this Agreement, you will purchase from the Company, at the closings provided for in Section 3, the principal amount of Notes specified opposite your name in the Schedule I or II of Purchasers at the purchase price of 100% of the principal amount or value thereof.

         3. CLOSING. The initial sale of the Notes to be purchased by you (the "Initial Closing") will take place at a closing to occur no later than June 30, 2003, unless extended by the Company's board of directors, in its sole discretion, until July15, 2003. The Initial Closing shall be contingent upon the satisfaction of the Company's receipt of the minimum subscriptions as set forth in Section 6.1(d) hereof. A final sale of the Notes ("Final Closing") shall occur upon the earlier of (i) June 30, 2003, unless such date is extended by the Company, in its sole discretion, to a date no later than July 15, 2003 or (ii) the date subscriptions for Notes in the aggregate principal amount of $2,000,000 have been received. Each such closing described above in this Section 3 is referred to herein as a "Closing." The date of each such Closing is referred to herein as a "Closing Date," the date of the Initial Closing is referred to herein as the "Initial Closing Date," and the date of the Final Closing is referred to herein as the "Final Closing Date." The Purchasers in the Initial Closing will be set forth in Schedule I and the Purchasers in the Final Closing shall be set forth in Schedule II.

         At the respective Closing, the Company will deliver to you the Notes to be purchased by you at such Closing, in the form of one Note (or such greater number of Notes as you may request in denominations of not less than One Hundred Thousand and No/100 Dollars ($100,000.00) per Note and integral multiples thereof unless otherwise agreed to by the Company), each dated the date of the Closing and registered in your name (or in the name of your nominee as indicated on the Schedule of Purchasers or otherwise made known in writing by you to the

Company prior to the Closing), against delivery by you to the Company or its order of immediately available funds in the amount of the purchase price therefor. As soon as practicable after the Final Closing Date, the Company shall mail to you a notice stating the Conversion Price of the Notes at the address listed on the appropriate Schedule.

         4. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to you that:

         4.1 ORGANIZATION, QUALIFICATION, STANDING, CAPITAL STOCK, ETC. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the corporate power to own its properties and to carry on its businesses as the same are now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it or the nature of its businesses makes such qualification necessary. The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock, $0.01 par value, of which 118,422,183 shares are issued and outstanding as of the date of this Agreement, and 50,000,000 shares of preferred stock, $0.01 par value, of which no shares are issued and outstanding as of the date of this Agreement. All of the outstanding shares of Common Stock have been validly issued and are fully paid and nonassessable. The Company has reserved 40,558,435 shares of Common Stock for issuance pursuant to (a) currently outstanding rights, options and warrants, (b) the Notes to be issued pursuant to this Note Agreement, (c) the Warrants to be issued in connection with the sale of the Notes, (d) the warrant to be issued to Odyssey Capital, LLC, and (e) convertible debt instruments. Except as stated in this Section 4.1, the Company has not reserved any additional shares for issuance (except as expressly required by the Agreement) and has not agreed to issue any shares of its Common Stock. Except for those described in the Memorandum and in SEC Filings, there are not outstanding, nor is the Company subject to any agreement, arrangement, or understanding under which there may become outstanding, any option, warrant, or other right to purchase or subscribe to, or security convertible into or exchangeable for, any shares of capital stock of any class of the Company.

         4.2 FINANCIAL STATEMENTS, SUBSEQUENT CHANGES, ETC. The financial statements and other financial data and information contained in or referred to in SEC Filings and the Memorandum, are complete and correct in all material respects and fairly present in all material respects the financial condition of the Company at the respective dates of said statements or information for the respective periods covered thereby. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as otherwise noted therein). There were no material liabilities, direct or indirect, fixed or contingent, of the Company as of the respective dates of such statements and information which are not reflected therein or in the notes thereto. Except as disclosed in the SEC Filings and the Memorandum, there has been no material change in the condition, financial or otherwise, or operations of the Company since March 31, 2003, nor has the Company, except for the execution, delivery, and performance of this Agreement, incurred any indebtedness for borrowed money, incurred any material liability, contingent or otherwise, except in the ordinary course of business, or entered into any material commitment or other transaction not in the ordinary course of business since such date.

         4.3 OTHER INFORMATION AS TO THE COMPANY. The SEC Filings and the Memorandum do not contain any misstatement of a material fact or omits to state any material fact necessary to be stated therein or necessary in order to make the statements therein not misleading. In the event the Company has furnished to you written information which corrects information previously furnished, the information last furnished is deemed to govern for purposes of this Section 4.3.

         4.4 LITIGATION. Except as set forth in the SEC Filings and the Memorandum, there is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency or any arbitrator now pending or, to the Company's knowledge, threatened, against, or affecting the Company, or any of its properties or rights, which, if adversely determined, might, either in any case or in the aggregate result in a Material Adverse Change, or result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the Company's balance sheet.

         4.5 LICENSES. Except as disclosed in the SEC Filings and the Memorandum and which would not have a Material Adverse Change, the Company has all permits, licenses and other authority as are necessary to enable it to conduct its business as now conducted and as proposed to be conducted, and to the best of the Company's knowledge, the Company is not in default under any such permits, licenses or other authority.

         4.6 DUE AUTHORIZATION AND COMPLIANCE WITH OTHER INSTRUMENTS. This Agreement and the Notes have been duly and validly authorized by all requisite corporate proceeding and this Agreement constitutes, and the Notes when executed and delivered will be, valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium, or other laws relating to or affecting generally the enforcement of creditors' rights and except to the extent that availability of equitable remedies are subject to the discretion of courts before which any proceeding therefor may be brought and the Notes will be entitled to the benefits of this Agreement and are not subject to any preemptive or similar rights on the part of any holder or holders of shares of capital stock of the Company.

         4.7 BURDENSOME AND CONFLICTING AGREEMENTS AND VIOLATIONS OF CHARTER PROVISIONS. The Company is not bound by any agreement or instrument or subject to any charter or other corporate restriction which materially and adversely affects its business, properties, operations, prospects or condition, financial or otherwise. The Company is not in violation of its charter or bylaws or of any agreement or instrument by which it is bound, or of any statute, law, rule or regulation, or of any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority applicable to it, in a manner that could result in the imposition of substantial penalties or result in a Material Adverse Change. Neither the authorization, execution and delivery of this Agreement or the Notes, the consummation of the transactions herein and therein contemplated, nor the fulfillment of or compliance with the terms hereof and thereof, will conflict with or result in a breach of any of the terms of the charter or by-laws, or of any material statute, law, rule or regulation, or of any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority, or of any instrument, which is applicable to the Company or by which the Company is bound, or result in the imposition of any lien upon any of the properties or assets of the Company, other than consents to obtained prior to Closing.

         4.8 CONSENTS AND APPROVALS. Except as disclosed in the SEC Filings or the Memorandum or would not have a Material Adverse Change, the Company has obtained or made provisions to obtain all material (a) governmental consents, approvals and authorizations, and registrations and filings with governmental authorities, and (b) consents, approvals, waivers and notifications of stockholders, creditors, lessors and other non-governmental persons, in each case, in connection with the execution and delivery of this Agreement and the Notes, and the consummation of the transactions herein and therein contemplated.

         4.9 TAX RETURNS AND PAYMENTS. The Company has filed all required information and tax returns and reports and has paid, or adequately provided for the payment of, all taxes, assessments and other governmental charges that are material in amount imposed upon it or upon any of its assets, income or franchises, other than any such charges which are currently payable without penalty or interest. The charges, accruals and reserves on the books of the Company with respect to taxes for all fiscal periods are adequate, in the opinion of the Company, and the Company knows of no actual or proposed tax assessment that is material in amount for any fiscal period or of any basis therefor against which adequate reserves have not been set up.

         4.10 OFFERING OF THE SECURITIES. Neither the Company nor anyone authorized to act on its behalf (other than the Agent) has or will directly or indirectly sell or offer the Notes or any part thereof or any similar instruments to, or solicit any offer to buy any thereof from, any Person so as to bring the issue and sale of any thereof within the provisions of Section 5 of the Securities Act. In connection with the offering of the Notes, the Company has agreed to pay Odyssey Capital, LLC, among other things, (a) a fee equal to 5% of the gross proceeds to the Company from the sale of the Notes, and (b) a four-year warrant to purchase shares of the Common Stock, the number of shares of which may be acquired under such warrant shall be equal to (i) ten percent (10%) of the principal balance of the Notes as of the Final Closing Date, divided by (ii) the initial Conversion Price.

         4.11 OUTSTANDING REGISTRATION RIGHTS. Except as described in the Memorandum and the SEC Filings, the Company is not a party to any contract or agreement pursuant to which any other party or parties thereto have the right to require the Company (on a best efforts basis or otherwise) (a) to register securities of the Company under the Securities Act for sale by or on behalf of such party or parties or (b) to notify such party or parties of the Company's intention to file a registration statement under the Securities Act and at the request of such party or parties to include therein securities of the Company for sale by or on behalf of such party or parties.

         4.12 OTHER ADVERSE FACTS, ETC. To the best of the Company's knowledge, there are no existing facts or circumstances which materially and adversely affect, or (insofar as the Company can now foresee) in the future may materially and adversely affect, the business, prospects, results of operations or condition, financial or otherwise, of the Company which are not disclosed in the SEC Filings and the Memorandum.

         4.13 PRIOR ISSUES. During the twelve (12) months preceding the date hereof, the Company has not issued any securities, except as provided in the Company's SEC Filings.

         4.14. RIGHTS OF OTHERS AFFECTING THE TRANSACTION. There are no preemptive rights of any shareholder of the Company, as such, to acquire the Notes. No other party has a currently exercisable right of first refusal, which would be applicable to any, or all of the transactions contemplated by the Memorandum, Note Agreement or Notes.

         4.15 NO INTEGRATED OFFERING. Neither the Company nor any of its affiliates nor any person acting on its or their behalf has, directly or indirectly, at any time in the six months prior to the date hereof, made any offer or sales of any security or solicited any offers to buy any security under circumstances that would eliminate the availability of the exemption from registration under Rule 506 of Regulation D of the Securities Act in connection with the offer and sale of the Notes as contemplated hereby.

         5.       PREPAYMENT OF NOTES.

         5.1 OPTIONAL PREPAYMENT. Commencing 120 days after the Final Closing Date, the Company may, at its option, upon notice as provided in Section 5.2, prepay the Notes either in whole or in part (and if in part, on a pro rata basis), which prepayment shall include the payment of any and all accrued and unpaid interest to and including the date of prepayment (the "Optional Prepayment Date") on the portion of the principal amount being prepaid.

                  (a) PREPAYMENT ON OR BEFORE JUNE 1, 2004. If the Company elects to redeem all or any portion of the Notes after 120 days following the Final Closing Date and on or before June 1, 2004, each Note so redeemed shall be redeemed against payment of an amount in cash equal to 110% of the outstanding principal balance of the Note, plus accrued and unpaid interest to and including the Optional Prepayment Date.

                  (b) PREPAYMENT AFTER JUNE 1, 2004. If the Company elects to redeem all or any portion of the Notes after June 1, 2004, each Note so redeemed shall be redeemed against payment of an amount in cash equal to 105% of the outstanding principal balance of the Note, plus accrued and unpaid interest to and including the Optional Prepayment Date.

         5.2 NOTICE OF OPTIONAL PREPAYMENTS. The Company will give each holder of any Notes written notice of any optional prepayment of Notes under
Section 5.1 not less than 30 days and not more than 60 days prior to the Optional Prepayment Date, such notice to specify the Optional Prepayment Date, the aggregate amount of principal of the Notes to be prepaid, and the principal amount of each Note held by such holder to be prepaid. Notwithstanding the above, if the Company gives notice of an Optional Prepayment, the Purchaser shall have the right to convert the Note to Common Stock in accordance with
Section 14 hereof, provided that the Purchaser delivers notice of conversion prior to the Optional Prepayment Date.

         5.3 MATURITY; SURRENDER. With respect to a prepayment of the Notes pursuant to Section 5.1, any Note paid or prepaid in full shall, after such payment or prepayment in full, be surrendered to the Company and canceled. The Company's failure to pay the prepayment amount of any Note on an Optional Prepayment Date pursuant to an optional prepayment under Section 5.1 shall not constitute an Event of Default under this Agreement. Notwithstanding the provisions contained herein, if upon notice of an Optional Prepayment, a Noteholder elects to convert his Note into shares of Common Stock pursuant to
Section 14 hereof, and subsequent to such election, the Company fails to pay the prepayment amount on the Optional Prepayment Date, then (x) the conversion of the Note shall be invalidated, (y) the Note shall be reinstated as though it had never been canceled, and (z) upon the surrender (and endorsement, if required by the Company) of the certificates representing the shares issued upon such conversion, the shares represented thereby shall no longer be deemed to be outstanding.

         6.       CONDITIONS PRECEDENT

         6.1 CLOSING. Your obligation to purchase from the Company the principal amount of Notes specified opposite your name in the appropriate Schedule of Purchasers at any Closing shall be subject to the following conditions precedent:

                  (a) OPINIONS OF COMPANY COUNSEL. You shall have received from Haynes and Boone, LLP, counsel for the Company, an opinion, dated the Initial Closing Date and updated on the Final Closing Date, addressed to you to the effect that:

                           (i) the Company is a corporation validly existing and in good standing under the laws of its respective state of incorporation, has the corporate power to own its properties and to carry on its business as now being conducted;

                           (ii) the Company has full corporate power and authority to execute and deliver this Agreement, to make and deliver the Notes and to perform and observe the terms and provisions of this Agreement and of the Notes;

                           (iii) this Agreement has been duly authorized, executed, and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, rearrangement, moratorium, reorganization, or similar debtor relief laws affecting the rights of creditors generally from time to time in effect and except to the extent that availability of equitable remedies are subject to the discretion of the court before which any proceeding therefor may be brought and that rights to indemnification may be limited by applicable law;

                           (iv) the Notes sold to you on the Closing Date have been duly authorized, executed, and delivered by the Company, constitute the valid and legally binding obligations of the Company, are not usurious under applicable state laws, and are entitled to the benefits of this Agreement, subject to applicable bankruptcy, insolvency, rearrangement, moratorium, reorganization, or similar debtor relief laws affecting the rights of creditors generally from time to time in effect and except to the extent that availability of equitable remedies are subject to the discretion of the court before which any proceeding therefor may be brought; and

                           (v) neither the execution and delivery of this Agreement and the Notes, nor performance and observance of the terms and provisions hereof and thereof, violate or conflict with the Certificate of Incorporation or Bylaws of the Company.

                  (b) REPRESENTATIONS AND DEFAULTS. The representations and warranties made by the Company herein shall be true and correct in all material respects on and as of the Closing Date and no Event of Default as defined in Section 11 hereof, nor any condition or event which, after notice or lapse of time, or both, would constitute such an Event of Default, shall exist; and the Company shall deliver to you on the Closing Date a certificate of the President of the Company to the foregoing effect.

                  (c) DOCUMENTS. All proceedings to be taken in connection with the transactions contemplated by this Agreement to be consummated at or prior to the Closing Date, and all documents incident thereto, shall be satisfactory in form and substance to you and you shall have received original counterparts or certified or other copies of all documents which you may have reasonably requested in connection with said transactions and of all corporate proceedings in connection therewith, in form and substance satisfactory to you and your counsel.

                  (d) MINIMUM OFFERING. The Company shall have received subscriptions for the purchase of a minimum of $300,000 in original principal amount of the Notes.

                  (e) NO MATERIAL ADVERSE CHANGE. As of the Closing Date, the Company shall provide a certificate of its President stating that no Material Adverse Change has occurred in the business or financial condition of the Company since March 31, 2003.

         7. COVENANTS OF THE COMPANY. The Company covenants and agrees that, so long as any of the Notes are outstanding, it will comply with the following provisions, subject to the provisions of Section 17 hereof:

         AFFIRMATIVE COVENANTS

         7.1 USE OF PROCEEDS. The Company will apply all proceeds (net of costs directly related to the preparation and negotiation of this Agreement and the offering and sale of the Notes) derived from the sale of the Notes as set forth in the Memorandum.

         7.2 PAYMENT OF PRINCIPAL AND INTEREST. The Company will make all payments of principal of and interest on the Notes at the time the same shall become due thereunder or hereunder.

         7.3 TAXES. The Company will promptly pay and discharge all lawful taxes, assessments, and governmental charges or levies (other than taxes, assessments, and other governmental charges imposed by foreign jurisdictions or otherwise which in the aggregate are not material to the business or assets of the Company) imposed on it or upon its income or profits, or upon any of its properties, real or personal, before the same shall become in default, as well as all lawful claims for labor, materials, and supplies or otherwise which, if unpaid, might become a lien or charge upon its properties or any part thereof; provided, however, that the Company shall not be required to pay or cause to be paid any such tax, assessment, charge, levy or claim prior to institution of foreclosure proceedings if the validity thereof shall be contested in good faith by appropriate proceedings and if the Company shall have established reserves deemed by the Company adequate with respect to such tax, assessment, charge, levy, or claim or as may be required by generally accepted accounting principles consistently applied.

         7.4 INSURANCE. The Company will maintain all current, and will use its best efforts to obtain all additional, liability, property damage and other insurance on its insurable property against fire and other hazards with financially sound and responsible insurance carriers with which the Company is doing or will do business, or (in the absence of any such requirements) in the relative proportionate amounts usually carried by reasonable and prudent companies conducting businesses similar to that of the Company.

         7.5. MAINTENANCE OF EXISTENCE AND PROPERTIES. The Company will keep its corporate existence in full force and effect. The Company will keep its properties in good repair, working order, and condition, and from time to time will make all needful and proper repairs, renewals, replacements, extensions, additions, betterments, and improvements thereto, so that the business carried on may be properly conducted at all times in accordance with prudent business management. The Company will comply with all applicable laws and regulations (including Environmental Laws), decrees, orders, judgments, licenses and permits, including without limitation all environmental permits ("Applicable Laws"), except where noncompliance with such Applicable Laws would not cause a Material Adverse Change.

         7.6 FINANCIAL STATEMENTS. The Company will keep books of record and accounts in which full, true and correct entries in all material respects in accordance with generally accepted accounting principles will be made of all dealings or transactions in relation to its business and activities.

         7.7 FILINGS UNDER THE EXCHANGE ACT. So long as the Noteholders beneficially own the Notes or the shares of Common Stock that may be issued upon conversion of such Notes, the Company shall file all reports required to be filed with the Commission pursuant to Section 13 and 15(d) of the Exchange Act and shall not terminate its status as an issuer required to file reports under the Exchange Act where the rules and regulations thereunder would permit such termination. The Company will take all reasonable action under its control to maintain the continued listing and quotation and trading of the its Common Stock on the OTC Bulletin Board and will comply with the Company's reporting, filing and other obligations under the by-laws or rules of the National Association of Securities Dealers, Inc. applicable to it at least so long as the Noteholder beneficially owns the Notes.

         7.8 LISTING ON SECURITIES EXCHANGES AND NASDAQ. In the event the Company applies for listing on any national securities exchange or on the Nasdaq Stock Market, the Company will include the shares of Common Stock underlying the Notes in any such application.

         7.9 SHARES RESERVED FOR ISSUANCE. The Company shall reserve, free from preemptive rights, out of its authorized but unissued shares, sufficient shares to provide for the conversion of the Notes from time to time as such Notes are presented for conversion; provided that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of the conversion of Notes by delivery of repurchased shares of Common Stock which are held in the treasury of the Company.

         7.10 SHARES ISSUED UPON CONVERSION. The Company covenants that all shares of Common Stock which may be issued upon conversion of Notes will upon issue be fully paid and nonassessable by the Company and free of preemptive rights. If any shares of Common Stock to be reserved for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares may be validly issued or delivered upon conversion, then the Company covenants that it will in good faith and as expeditiously as possible endeavor to secure such registration or approval, as the case may be; provided, however, that nothing in this Section shall be deemed to affect in any way the obligations of the Company to convert Notes into Common Stock.

         7.11 STATEMENT BY OFFICER AS TO DEFAULT. The Company will deliver to the Agent, within 90 days of the end of each fiscal quarter of the Company, a certificate signed by its president stating whether to the best of his knowledge the Company is in default in performance and observance of any of the terms, provisions and conditions of this Agreement or an Event of Default has occurred and, if the Company shall be in default or an Event of Default has occurred, specifying all such defaults or Events of Default in the nature and status thereof of which he has knowledge.

         NEGATIVE COVENANTS

         7.12 RESTRICTION ON FILING REGISTRATION STATEMENTS. The Company shall not file a registration statement with the Commission on Form S-8 under the Securities Act, unless such registration statement is registering shares of Common Stock to be issued to a director, officer or employee.

         7.13. LIMITATION ON SENIOR INDEBTEDNESS. The Company shall not directly or indirectly create, incur or suffer to exist any Senior Indebtedness in aggregate principal amount exceeding at any time the sum of One Million Dollars ($1,000,000.00) without the prior written consent of at least 51% of the aggregate principal amount of the Notes outstanding at the time of the transaction is authorized by the Company's board of directors; provided however, that solely for purposes of calculating the limitation contained in this Section
7.13 there shall be excluded from such calculation any amount of Senior Indebtedness outstanding the date hereof owing to (a) Bank One, N.A. in the amount of $4.2 million, (b) O.S. Wyatt, Jr. in the amount of $650,000, (c) FirstCapital Bank, SSB in the amount of $1,000,000, and (d) any restructuring or refinancing of the Senior Indebtedness listed in subsections (a), (b) or (c).

         7.14 VARIABLE RATE TRANSACTIONS. The Company shall not enter into any Variable Rate Transactions unless the holders of at least 51% of the aggregate principal amount of the Notes outstanding at the time the Variable Rate Transaction is authorized have approved such transaction in writing.

         8. PAYMENT, REGISTRATION AND TRANSFER OF NOTES. The Company will promptly and punctually pay the interest on the Notes held by you without any presentment thereof; and the Company will pay all amounts payable to you in respect of principal of and interest on the Notes to you or your nominees at the address specified in Schedule I or Schedule II, or at such other place as you may from time to time designate in writing. The Company agrees to maintain an office (or to appoint an agent having an office) in Richardson, Texas, or such other city as the Company may designate by notice in writing to the Agent, at which Notes may be surrendered for transfer and reissuance, for exchange, replacement, conversion, or cancellation. The Company shall keep or cause to be kept, at the office or agency so maintained, a register or registers in which the Company or its agents shall register the names and addresses of the holders of the Notes and shall transfer registered Notes in accordance with this Agreement. Upon surrender for transfer of any registered Note duly assigned by the registered holder (or its duly authorized attorney) to the transferee(s) thereof and subject to satisfaction of the requirements set forth in Section 12.4, the Company shall execute and deliver a new registered Note (or Notes in appropriately subdivided denominations of principal), dated the most recent date to which interest shall have been paid on the surrendered Note, in an equal principal amount with notation of payments of principal made thereon, or in a principal amount equal to the original principal amount as reduced by payments of principal theretofore made on the Note surrendered, in the name of, and payable to the order of, the transferee(s) thereof. No service charge shall be assessed for any transfer, registration, reissuance, or notation of payment hereunder.

         9. SUBORDINATION OF NOTES. The Company covenants and agrees and each Noteholder, by his acceptance thereof, whether upon original issue or upon transfer or assignment, likewise covenants and agrees that the payment of the principal of and interest on each and all of the Notes is hereby expressly made subordinate in accordance with the provisions of this Section 9, and each Person holding any Notes, accepts and agrees to be bound hereby.

         9.1 SUBORDINATION TO SENIOR INDEBTEDNESS. The indebtedness evidenced by, and payment of the principal of and interest on, the Notes shall be subordinate and subject in right of payment to the extent and in the manner set forth in this Section 9 to the prior payment in full of all Senior Indebtedness.

         9.2 NO PAYMENT OF NOTES IN CERTAIN EVENTS. To the extent and in the manner set forth in this Section 9.2, no part of the Notes shall have any claim to the assets of the Company on parity with or prior to the claim of the Senior Indebtedness. In the event and during the continuation of a Senior Indebtedness Default, no payment of principal or interest shall be made on the Notes unless and until such Senior Indebtedness Default shall have been waived or remedied, nor shall any such payment be made if after giving effect, as if paid, to such payment, any Senior Indebtedness Default would exist; provided, that with respect to a Senior Indebtedness Default other than a default in the payment of principal (including mandatory prepayments) of or interest on Senior Indebtedness, nothing in this Section 9.2 shall prevent any regularly scheduled payment of principal or interest of the Notes for a period longer than the longer of (i) 120 days or (ii) any period during which the Senior Indebtedness in respect of which a Senior Indebtedness Default so exists is or has been declared due and payable in its entirety and (x) such acceleration has not been rescinded or annulled or (y) such Senior Indebtedness has not been paid in full.

         9.3 PRIORITY OF PAYMENT OF SENIOR INDEBTEDNESS IN CERTAIN EVENTS. Upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property, or securities, to creditors upon any dissolution or winding up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership, reorganization or other proceedings, all Senior Indebtedness shall first be paid in full or payment thereof provided for in money or money's worth before the holders of the Notes shall be entitled to retain any assets so paid or distributed in respect thereof (for principal or interest); and upon any such dissolution or winding up or liquidation or reorganization any payment or distribution of assets of the Company of any kind or character, whether in cash, property, or securities, to which the holders of the Notes would be entitled, except for these provisions, shall be paid by the Company or by any receiver, trustee in bankruptcy, liquidating trustee, agent, or other Person making such payment or distribution, or by the Noteholders if received by them, directly to the holders of Senior Indebtedness (pro rata to each holder on the basis of the respective amounts of Senior Indebtedness held by such holder) or their representatives, to the extent necessary to pay all Senior Indebtedness in full, in money or money's worth, after giving effect to any concurrent payment or distribution to or for the holders of such Senior Indebtedness, before any payment or distribution is made to the Noteholders.

         9.4 PAYMENTS DUE HOLDERS OF SENIOR INDEBTEDNESS. In the event that any payment or distribution of assets of the Company of any kind or character, whether in cash, property, or securities, which, by virtue of the provisions of Sections 9.2 or 9.3 should not be paid to the Noteholders, shall nevertheless be received by the Noteholders before all Senior Indebtedness is paid in full, or provision made for such payment, in accordance with its terms, such payments or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any agreement pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, as their respective interests may appear, or to a bank or trust company having a combined capital and surplus of not less than $10,000,000 which is in good standing and has its principal office in the State of Texas, to be held in escrow, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holders of such Indebtedness.

         9.5 NOTICE OF ACCELERATION. The Noteholders, acting by and through the Agent, agree to give the holders of Senior Indebtedness notice in writing 30 days prior to declaring the unpaid principal amount of the Notes immediately due and payable pursuant to the provisions of Section 11.

         9.6 ENFORCEMENT, SUBROGATION, ETC. The foregoing subordination provisions shall be for the benefit of the present and future holders of the Senior Indebtedness and may be enforced directly by such holders against the Noteholders. Upon any payment or distribution of assets of the Company referred to in Section 9.3, the Noteholder shall be entitled to rely upon a certificate of the receiver, trustee in bankruptcy, liquidating trustee, Company, agent, or other Person making such payment or distribution, delivered to the Noteholder for the purpose of ascertaining the Persons entitled to participate in such distribution, to the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertaining thereto or to the provisions of this Section 9. Subject to the payment in full of all Senior Indebtedness, the Noteholders (together and pro rata with the holders of any other indebtedness of the Company which is subordinate in right of payment to the payment of other indebtedness of the Company, but is not subordinate in right of payment to the Notes and by its terms grants the right of subrogation to the holders thereof) shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company made on the Senior Indebtedness until the principal of and interest on the Notes shall be paid in full; and, for the purposes of such subrogation, no payments or distributions to the holders of Senior Indebtedness of any cash, property, or securities to which the Noteholders would be entitled except for these provisions shall, as between the Company, its creditors other than the holders of Senior Indebtedness, and the Noteholders, be deemed to be a payment by the Company to or on account of Senior Indebtedness, it being understood that these provisions are and are intended solely for the purpose of defining the relative rights of the Noteholders, on the one hand, and the holders of Senior Indebtedness, on the other hand.

         9.7 OBLIGATIONS UNIMPAIRED. Nothing contained in this Section 9 is intended to or shall impair as between the Company, its creditors other than the holders of Senior Indebtedness and the Noteholders, the obligation of the Company, which shall be absolute and unconditional, to pay to the Noteholders the principal of and interest on the Notes as and when the same shall become due and payable in accordance with the terms thereof, or is intended to or shall affect the relative rights against the Company of the Noteholders and creditors of the Company other than the holders of Senior Indebtedness, nor shall anything herein or therein prevent the Noteholder from exercising all remedies otherwise permitted by applicable law upon default, subject to the rights, if any, under this

Section 9 of the holders of Senior Indebtedness in respect of any required notice of the exercise of any such remedy or cash, property, or securities of the Company otherwise payable or deliverable to such holder. Each Noteholder by his acceptance thereof shall be deemed to acknowledge and agree that the subordination provisions of this Section 9 are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness, was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and each holder of Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

         10. SUBSTITUTION OF NOTES. Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction, or mutilation of any Note, and of indemnity satisfactory to it (which, in the case of any original purchaser of the Notes, shall be a contractual obligation of such purchaser) and upon surrender, at the office or agency maintained in accordance with Section 8 hereof, and cancellation of any Note, if mutilated, the Company will execute and deliver a new Note of like tenor, in lieu of such Note, dated the most recent date to which interest on such Note shall have been paid.

         11.      EVENTS OF DEFAULT.

         11.1 DEFINITION; REMEDIES. If any one or more of the following events (herein called "Events of Default") shall occur and be continuing:

                  (a) default shall be made in the payment of principal of any of the Notes when and as the same shall become due and payable, either at maturity or by acceleration or otherwise;

                  (b) default shall be made in the payment of interest on the Notes when the same becomes due and payable;

                  (c) default shall be made in the due performance or observance of any other covenant, agreement, or provision herein to be performed or observed by the Company or a material breach shall exist in any representation or warranty herein contained, and such default or material breach shall have continued for a period of 30 days after written notice thereof to the Company from the Agent or from any holder or holders of Notes aggregating not less than 51% of the aggregate principal amount of the Notes then outstanding; provided, however, that if any such default or material breach shall be such that it cannot be cured or corrected within such 30-day period, such period shall be extended for such additional period of time (not exceeding 30 additional days) as shall be necessary to effect such cure or correction if curative or corrective action is instituted within said 30-day period and thereafter diligently pursued; or

                  (d) the Company shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of the Company or any of its assets, (ii) make a general assignment for the benefit of creditors, (iii) be adjudicated a bankrupt or insolvent or (iv) file a voluntary petition in bankruptcy, or a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any bankruptcy, reorganization, insolvency, readjustment of debt, moratorium, dissolution, liquidation, or debtor relief law, or any chapter of any such law, or an answer admitting the material allegations of a petition filed against it in any proceeding under any such law or chapter, or corporate action shall be taken by the Company for the purpose of effecting any of the foregoing; (v) or an order, judgment, or decree shall be entered, without the application, approval, or consent of the Company, by any court of competent jurisdiction, approving a petition seeking liquidation or reorganization of the Company of all or a substantial part of the assets of the Company, and provided that such order, judgment, or decree remains in effect for more than 60 consecutive days;

                  (e) a Senior Indebtedness Default shall occur and continue for a period of 30 days;

                  (f) default shall occur with respect to any other indebtedness for borrowed money of the Company (other than the Notes or Senior Indebtedness) or under any agreement under which indebtedness may be issued by the Company and such default shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of such indebtedness for which such default shall have occurred exceeds $300,000;

                  (g) default shall occur with respect to any contractual obligation of the Company under or pursuant to any contract, lease, or other agreement to which the Company is a party and such default shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of the Company's contractual liability arising out of such default exceeds or is reasonably estimated to exceed $300,000;

                  (h) final judgment for the payment of money in excess of $300,000 shall be rendered against the Company and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed;

                  (i) default shall occur if (A) the Company's Net Revenues for the twelve months ending March 30, 2004 is less than $15 million, which shall be calculated upon the filing of the Company's Form 10-Q for the quarter ending June 30, 2004, or (B) the Company fails to file its Form 10-Q for the quarter ending June 30, 2004 within 50 days from June 30, 2004; or

                  (j)      upon a Change of Control;

then and in each and every such case the Agent (upon the written authorization of the holders of Notes aggregating not less than 51% of the aggregate principal amount of the Notes then outstanding) may by notice in writing to the Company declare the unpaid principal of all the Notes together with accrued interest thereon to be forthwith due and payable and thereupon such principal and interest shall be due and payable without presentment, protest, or further demand or notice of any kind, all of which are hereby expressly waived.

         This Section 11, however, is subject to the condition that, if at any time after the occurrence of an Event of Default hereunder, and before the entry of any judgment or decree against the Company for the payment of all or any portion of the Notes then outstanding, the Noteholders aggregating not less than 51% of the aggregate principal amount of the Notes then outstanding (acting either by and through the Agent or otherwise) may, by written notice to the Company, either temporarily suspend or permanently rescind and annul such declaration of an Event of Default and its consequences (including, without limitation, the acceleration of the Notes as a result of such Event of Default); but no such suspension or rescission and annulment shall extend to or affect any prior, concurrent, or subsequent default or Event of Default (other than the ones identified by the Noteholders declaring them due as the ones upon which such declaration was based) or impair any right consequent thereon.

         Notwithstanding anything to the contrary herein, if default shall be made in the payment of any principal of, or interest on, any Note when and as the same shall become due and payable, at maturity (but not merely by virtue of an acceleration pursuant to the foregoing provisions of this Section 11.1), the Noteholder may by notice in writing to the Company declare the unpaid principal of such Note, with accrued interest, to be forthwith due and payable and thereupon such principal and interest shall be due and payable without presentment, protest, or further demand or notice of any kind, all of which are hereby expressly waived.

         If any Noteholder shall demand payment thereof or take any other action (of which the Company has actual knowledge) in respect of a default occurring in the payment of any principal of, or interest on, any Note when and as the same shall become due and payable, the Company will forthwith give written notice thereof to the Agent, who will in turn give written notice of the same to each holder of record of the Notes then outstanding.

         11.2 APPOINTMENT OF AGENT FOR NOTEHOLDERS. The Noteholders hereby appoint the Agent as the Noteholders' agent and representative hereunder, with full right of substitution, to act for and on behalf of the Noteholders, until removed pursuant to Section 13.8 hereof. Except as otherwise expressly provided in this Agreement, the Agent is hereby granted the right, power and authority, and is hereby instructed by the Noteholders, to do on behalf of the Noteholders all things which, in the Agent's judgment, are necessary, proper or desirable to carry out the responsibilities of exercising the remedies herein afforded to the Noteholders, including but not limited to the right, power and authority from time to time to do the following: (i) communicate on behalf of the Noteholders with the Company with respect to the subject matter of this Agreement, (ii) provide the Noteholders with copies of any and all communications or notices sent or received under this Agreement or otherwise pertaining to the subject matter hereof, (iii) if and as required, exercise, in the name and on behalf of the Noteholders, the remedies provided for in this Agreement, and (iv) take such other actions as the Noteholders, by majority vote of the holders of Notes aggregating not less than 51% of the aggregate principal amount of the Notes then outstanding, may direct in writing.

         11.3. NO AUTHORITY TO AMEND. Without the unanimous written consent of the Noteholders, the Agent shall not have the authority to amend, modify, or waive the terms of this Agreement, or to consent to any action or failure to act, the effect of which would (i) postpone the date fixed for repayment of the Notes, or interest thereon, to

Noteholders, (ii) reduce the amount of interest on any amounts payable to the Noteholders hereunder, or (iii) subject the Noteholders to any additional obligations. The Agent hereby agrees, however, to execute and join in any amendment, modification or waiver of any of the terms of this Agreement approved either under the provisions of this Section 11.3 or those of Section 16 hereof.

         11.4. REMEDIES NOT EXCLUSIVE. No right or remedy by the terms of this Agreement conferred upon or reserved to the Agent (or to the Noteholders) is intended to be exclusive of any other right or remedy, but each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity or by statute. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

         11.5. DIRECTING TIME, METHOD AND PLACE OF REMEDY. The holders of not less than 51% in aggregate principal amount of the Notes may in writing direct the time, method and place of conducting any proceeding for any remedy available to the Agent, or for exercising any power conferred upon the Agent under this Agreement, provided that such direction shall not be otherwise than in accordance with the provisions of law and of this Agreement, and the Agent may take any other action deemed proper by the Agent which is not inconsistent with such direction.

         11.6. POSSESSION OF NOTES NOT REQUIRED. All right of action (including the right to file and prove claims) and claims under this Agreement or under any of the Notes may be prosecuted and enforced by the Agent without the possession of any of the Notes or the production thereof in any suit or proceeding relating thereto; and any such suit or proceeding instituted by the Agent shall be brought in its name as Agent for the Noteholders, and any recovery of judgment shall, after provision for the payment of all amounts payable to the Agent pursuant to Section 13.7 hereof, be for the equal benefit of the holders of the outstanding Notes in respect of which such judgment has been recovered.

         11.7. PRIOR NOTIFICATION TO AGENT. Except as specifically provided in Section 11.1 hereof, no holder of any Note shall have any right to cause an acceleration of the maturity of the Notes, or institute any suit, action or proceeding in equity or at law with respect to this Agreement, or for the appointment of a receiver or any other remedy hereunder, unless such holder shall have previously given to the Agent written notice of a continuing Event of Default, and unless (i) the holders of not less than 51% in aggregate principal amount of the Notes shall have made written request to the Agent to institute such action, suit or proceeding in its own name as Agent hereunder, and the Agent shall have declined to take such action or shall have failed to do so within 30 days thereafter and (ii) no annulment of such Event of Default and its consequences pursuant to Section 11.1 hereof (or other direction inconsistent with such request) shall have been given to the Agent during such 30-day period by the holders of not less than 51% in aggregate principal amount of the outstanding Notes, it being understood and intended that no one or more Noteholders shall have any right in any manner whatsoever by his or their action to enforce any right hereunder except in the manner herein provided, and that all proceedings at law or in equity shall be instituted, had and maintained in the manner herein provided and for the ratable and equal benefit of all holders of outstanding Notes. Notwithstanding any other provision of this Agreement, the right of any holder of any Note to receive payment of the principal of and interest on such Note on or after the respective due dates expressed in such Notes, and to institute suit for enforcement of any such payment on or after such respective dates in accordance with the provisions hereof and to institute suit therefor, shall not be impaired or affected without the consent of such holder. Further, nothing in this Section 11.7 shall be construed as impairing the right of any holder or holders of Notes aggregating not less than 51% of the aggregate principal amount of the Notes then outstanding to give the notice of default to the Company as specified in Section 11.1(c) hereof upon or after the occurrence of an event described therein.

         11.8. NOTIFICATION OF EVENT OF DEFAULT. The Agent shall, within 30 days after the occurrence of an Event of Default, give to the Noteholders written notice of all Events of Default known to the Agent, unless such default(s) shall have been cured or waived before the giving of such notice. The Agent shall likewise give to the Noteholders written notice of all written communications given by the Agent to, or received by the Agent from, the Company.

         11.9. COSTS OF COLLECTION. The Company covenants that, if default be made in any payment of principal of or interest on any Note, it will pay to the holder thereof such further amount as shall be reasonably sufficient to cover the cost and expense of collection, including, without limitation, court costs and reasonable compensation to the attorneys and counsel of the holder for all services rendered in that connection.

         11.10. NO COURSE OF DEALING. No course of dealing between the Company and any Noteholder or any delay on the part of the Noteholder in exercising any rights thereunder or hereunder shall operate as a waiver of any rights of any such holder.

         12. REPRESENTATIONS OF PURCHASER. Each Purchaser represents and warrants to the Company as of the date hereof, as follows:

         12.1. INVESTMENT REPRESENTATIONS. The Purchaser is acquiring the Notes for investment purposes and not with a view to the resale or distribution of all or any part thereof. The Purchaser acknowledges that the Notes have not been registered under the Securities Act, or the securities or "blue sky" laws of any state or other domestic or foreign jurisdiction, and that none of such securities may be sold, transferred or otherwise disposed of except pursuant to an effective registration statement thereunder or an applicable exemption therefrom.

         12.2. AUTHORITY. The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby by the Purchaser has been duly and validly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser and constitutes the valid and binding obligations of Purchaser, enforceable against the Purchaser in accordance with its terms except as the same may be limited by equitable principles and by bankruptcy, insolvency, moratorium and other laws of general application affecting the enforcement of creditors' rights.

         12.3 ACCREDITED INVESTOR. Each Purchaser (i) has such knowledge and experience in financial and business matters that such Purchaser is capable of evaluating the merits and risks of his or her investment in the Notes and has the financial ability to assume the monetary risk associated therewith; (ii) is able to bear the complete loss of his or her investment in the Notes; has received such documents and information from the Company as such Purchaser has requested and has had the opportunity to ask questions of and receive answers from the Company and the terms and conditions of the offering of the notes and to obtain additional information ; (iv) is an "accredited investor" as defined in Rule 501(a) of Regulation D promulgated under the Securities Act; and (v) is not relying upon any statements or instruments made or issued by any person other than the Company in making a decision to invest in the Notes.

         12.4. RESTRICTIVE LEGENDS. Each Note shall (unless otherwise permitted by the provisions of Section 12.5 hereof) and certificate for Common Stock issued upon conversion of a Note and each certificate for Common Stock issued to a subsequent transferee shall be stamped or otherwise imprinted with a legend in substantially the following form:

                  "The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended ("Securities Act") or any state securities act. The securities have been acquired for investment and may not be sold, transferred, pledged or hypothecated unless (i) they shall have been registered under the Securities Act and any applicable state securities act, or (ii) the corporation shall have been furnished with an opinion of counsel, satisfactory to counsel for the corporation, that registration is not required under any such act."

         12.5. NOTICE OF PROPOSED TRANSFERS. (a) Except as otherwise provided in paragraph (b) of this Section 12.4, prior to any transfer or attempted transfer of any Note or shares of Common Stock, the holder thereof shall give written notice to the Company of such holder's intention to effect such transfer. Each such notice shall describe the manner and circumstances of the proposed transfer and shall be accompanied by an opinion of counsel for such holder satisfactory to the Company, to the effect that such transfer may be effected without registration of such Note under the Securities Act. If such notice is accompanied by such an opinion, such holder shall be entitled to transfer such Note in conformity with the terms of such notice, and, if the opinion of counsel so specifies, the Note issued upon any such transfer shall not bear the restrictive legend set forth in Section 12.4. Such holder shall indemnify the Company for any transfer effected pursuant to this Section 12.5(a).

         (b) The procedure set forth in paragraph (a) of this Section 12.4 shall not apply to any transfer by you (or a transferee pursuant to this paragraph (b)) of any Note to any of your Subsidiaries or Affiliates; provided, however, that at the time of such transfer the transferee shall execute and deliver to the Company an "investment letter" containing substantially the representations provided in Sections 12.1, 12.2 and 12.3 hereof with respect to the Notes that are the subject of such transfer and its agreement to be bound by the provisions of this Section 12 and such transfer is otherwise exempt from registration under the securities Act and applicable state securities laws. Notes issued upon such transfer shall bear the appropriate restrictive legend set forth in Section 12.4 hereof.

         12.6 TRANSFER OF YOUR RIGHTS. Your rights under this Section 12 shall inure to the benefit of all Persons who shall at any time be the holders of Notes originally purchased by you hereunder, pro rata in accordance with their respective interests, and each such holder, by such holder's acceptance of such Note, as the case may be, agrees to be and shall be deemed to be bound by all of your covenants set forth in this Section 12, to the extent that such covenants are applicable to such holder's Notes.

         13.      AGENT FOR NOTEHOLDERS.

         13.1. ACCEPTANCE BY AGENT. The Agent hereby accepts the agency hereby created. The Agent undertakes, prior to an Event of Default, and after the curing or waiving of all Events of Default which may have occurred, to perform such duties and only such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Agent. In case of an Event of Default (which has not been cured or waived) the Agent undertakes to exercise such of the rights and powers vested in it by this Agreement and to use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

         13.2. PROVISIONS GOVERNING AGENT'S ACTIONS. In the absence of bad faith on the part of the Agent:

                  (a) the Agent may conclusively rely as to the truth of the statement and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Agent and conforming to the requirements of this Agreement; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Agent, the Agent shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Agreement;

                  (b) the Agent shall not be personally liable for any error of judgment made in good faith by a responsible officer of the Agent unless it shall be proved that the Agent was grossly negligent in ascertaining the pertinent facts or otherwise acted in a grossly negligent manner or in bad faith;

                  (c) the Agent shall not be personally liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the holders of not less than 51% in aggregate principal amount of Notes at the time outstanding relating to the time, method, and place of conducting any proceeding for any remedy available to the Agent, or exercising any trust or power conferred upon the Agent under this Agreement; and

                  (d) the Agent may consult with counsel, and a written opinion of counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in good faith and in accordance with such opinion of counsel.

         13.3. FULL POWER TO GIVE NOTICES. Whenever it is provided in this Agreement that the Agent shall taken any action upon the happening of a specified event or upon the fulfillment of any condition or upon the request of the Company or of Noteholders, the Agent shall have full power to give any and all notices and to do any and all acts and things incidental to such action.

         13.4. NO PERSONAL LIABILITY OF AGENT. None of the provisions of this Agreement shall require the Agent to advance or expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of the rights or powers herein conferred if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against risk or liability is not reasonably assured to it.

         13.5. AGENT AS NOTEHOLDER. The Agent, in its individual or any other capacity, may become the owner or holder of Notes and may otherwise deal with the Company with the same rights it would have if it were not Agent.

         13.6. MONEYS HELD BY AGENT IN TRUST. All moneys received by the Agent other than as compensation or reimbursement for the Agent's services hereunder, shall, until used or applied as herein provided, be held in trust for the purposes for which they were paid, but need not be segregated from other funds except as to the extent required by law.

         13.7. COMPENSATION TO AGENT. The Company covenants and agrees to pay to the Agent from time-to-time, and the Agent shall be entitled to receive, reasonable compensation for all services rendered by the Agent in the exercise and performance of any of its powers and duties hereunder. The liability of the Company with respect to the foregoing covenant shall survive the satisfaction and discharge of the Notes. If default is made in such payment by the Company, the Agent shall have a lien therefor prior to the Note on all property or funds held or collected by the Agent, as such, except funds held in trust for the benefit of the Noteholders.

         13.8. REMOVAL OF AGENT. The Agent may be removed at any time by the holders of at least 51% in aggregate principal amount of the Notes then outstanding by filing with the Agent so removed and with the Company written evidence provided of such action in that regard taken by such percentage of the Noteholders.

         13.9. RESIGNATION OF AGENT; APPOINTMENT OF SUCCESSOR AGENT. In case at any time the Agent (a) shall resign or shall be removed or (b) shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Agent or of its property shall be appointed, or any public officer shall take charge or control of the Agent or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then a vacancy shall be deemed to exist in the office of the Agent and a successor Agent may be appointed by the holders of at least 51% in aggregate principal amount of the Notes then outstanding by the filing with the successor Agent, the Company and the retiring Agent of written evidence of the action in that regard taken by such percentage of the Noteholders; provided that unless a successor Agent shall have been appointed by the Noteholders as aforesaid, the Company by instrument executed by order of its Board of Directors may appoint a temporary successor Agent to fill such vacancy.

         If no successor Agent shall have been appointed pursuant to the foregoing provisions of this Section 13.9 or shall have accepted appointment within three months after a vacancy shall have occurred in the office of Agent, the holder of any Note then outstanding or the retiring Agent may apply to any court of competent jurisdiction to appoint a successor Agent. The court to which a Noteholder applies to have a successor Agent appointed, may appoint a successor Agent as it deems proper.

         Any appointment of a successor Agent pursuant to this Section 13.9 shall become effective upon acceptance of appointment by the successor Agent. Any successor Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor Agent, and also to the Company, an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Agent shall become effective and such successor Agent, without any further act, deed or conveyance, shall become fully vested with all the properties, rights, powers, trusts, duties and obligations of its predecessor hereunder, with like effect as if originally named as Agent herein; but the Agent ceasing to act shall nevertheless, on the written request of the Company or of the successor Agent, or of the holders of at least 10% in aggregate principal amount of the Notes then outstanding, execute, acknowledge and deliver such instruments and so such other things as may reasonably be required for more fully and certainly vesting and confirming in such successor Agent all such rights, powers, trusts, duties and obligations of the predecessor Agent, and the Agent ceasing to act shall also, upon like request, pay over, assign and deliver to the successor Agent any money or other property which may then be in its possession as Agent. Should any instrument from the Company be required by the new Agent for more fully and certainly vesting in and confirming to such new Agent such properties, rights, powers, trusts, duties and obligations, any and all such instruments shall, on request, be executed, acknowledged and delivered by the Company.

         Upon acceptance of appointment by a successor Agent as provided in this
Section 13.9, the Company shall mail notice by first class mail postage prepaid of the succession of such Agent hereunder to the holders of all Notes at their addresses as they shall appear on the registry books of the Company maintained pursuant to this Agreement. If the Company shall fail to mail such notice within 10 days after acceptance of appointment by the successor Agent, the successor Agent shall cause such notice to be mailed at the expense of the Company.

         13.10. SUCCESSOR TO AGENT BY MERGER. Any corporation into which the Agent may be merged or converted or with which it may be consolidated or any corporation resulting from any merger, conversion or consolidation to which the Agent shall be a party or any corporation succeeding to all or substantially all of the business of the Agent, shall be successor Agent under this Agreement, without the execution or filing of any paper or the performance of any further act on the part of any of the parties hereto.

         13.11. AGENT NOT RESPONSIBLE FOR RECITALS. The recitals of fact contained herein shall be taken as the statement of the Company and the Agent assumes no responsibility for the correctness of the same. The Agent makes no representations as to the validity of this Agreement or of the Notes.

         13.12. RELEASE OF AGENT BY NOTEHOLDERS. Each Noteholder hereby releases and discharges the Agent from any loss, liability, damages, costs and expenses (including, without limitation, attorneys' fees and expenses) incurred or suffered at any time during the term of this Agreement by such Noteholder, as a result of any action taken or omitted from being taken by the Agent in connection with this Agreement; provided, however, that such

Noteholder shall not be deemed to have released or discharged the Agent under this Section 13.12 for any loss, liability, damages, costs or expenses resulting from or attributable to gross negligence or willful misconduct on the part of the Agent.

         13.13. INDEMNIFICATION OF AGENT BY THE COMPANY. The Company hereby agrees to indemnify and hold harmless the Agent, from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs and expenses (including, without limitation, attorneys' fees and expenses) incurred or suffered by the Agent, as a result of any action taken or omitted from being taken by the Agent in connection with this Agreement or otherwise incurred or suffered by, made upon, or assessed against the Agent; provided, however, that the Company shall not be required to indemnify and hold harmless the Agent against any such losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, damages, costs or expenses resulting from or attributable to gross negligence or willful misconduct on the part of the Agent. The Company's obligations under this Section 13.13 shall survive the termination of this Agreement and the repayment of the Notes.

         14.      CONVERSION OF NOTES.

         14.1. CONVERSION PRIVILEGE AND CONVERSION PRICE. At any time from the Final Closing Date until maturity, provided that the Note is then outstanding, the Noteholder may, at his option, convert any or all such indebtedness, principal and accrued interest, on the terms and conditions set forth in this Section 14, into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock which shall be issued upon conversion of a Note shall be determined by dividing the outstanding indebtedness on such Note (plus accrued interest thereon) by the Conversion Price (as defined herein) in effect at the time of conversion. The "Conversion Price" per share at which shares of Common Stock shall initially be issuable upon conversion of the indebtedness shall be the lesser of (a) the average closing price of the Common Stock for the thirty (30) trading days prior to the Initial Closing Date, (b) the average closing price of the Common Stock for the thirty (30) trading days prior to the Final Closing Date, and (c) $0.16 per share; provided however, that the Conversion Price shall be subject to adjustment pursuant to Section 14.4.

         14.2. EXERCISE OF CONVERSION PRIVILEGE. To exercise the conversion privilege, the Noteholder shall give written notice to the Company stating that the Noteholder irrevocably elects to convert such indebtedness. Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date." As promptly as practicable on or after the conversion date, the Company shall issue and shall deliver at such office or agency a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share, as provided in Section 14.3. In the case of any Note that is converted in part only, upon such conversion the Company shall execute and the Company shall deliver to the holder thereof, at the expense of the Company, a new Note or Notes of authorized denominations in principal amount equal to the unconverted portion of such Note.

         No payment or adjustment shall be made upon any conversion on account of any interest accrued on the Notes surrendered for conversion after such surrender or on account of any dividends on the Common Stock issued upon conversion.

         Notes shall be deemed to have been converted immediately prior to the close of business on the day of surrender of such Notes for conversion in accordance with the foregoing provisions, and at such time the rights of the holders of such Notes as holders shall cease, and the Person or Persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock at such time.

         14.3. FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of Notes. If more than one Note shall be surrendered for conversion at one time by the same holder, the number of full shares which shall be delivered upon conversion thereof shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof) so surrendered. Instead of any fractional share of Common Stock that would otherwise be delivered upon conversion of any Note or Notes (or specified Portions thereof), the Company shall pay a cash adjustment in respect of such fraction in an amount equal to the same fraction of the market price per share of Common Stock (as deemed by the Board of Directors or in any manner prescribed by the Board of Directors) at the close of business on the day of conversion.

         14.4     Adjustment of Conversion Price.

                  (a) THE CONVERSION PRICE SHALL BE SUBJECT TO ADJUSTMENT AS FOLLOWS:

                           (i) IF THE COMPANY, AT ANY TIME WHILE ANY NOTES ARE OUTSTANDING, (a) SHALL PAY A CASH DIVIDEND OR OTHERWISE MAKE A DISTRIBUTION OR DISTRIBUTIONS ON SHARES OF ITS COMMON STOCK PAYABLE IN SHARES OF COMMON STOCK, (b) SUBDIVIDE OUTSTANDING SHARES OF COMMON STOCK INTO A LARGER NUMBER OF SHARES, (c) COMBINE OUTSTANDING SHARES OF COMMON STOCK INTO A SMALLER NUMBER OF SHARES, OR (d) ISSUE BY RECLASSIFICATION OF SHARES OF COMMON STOCK ANY SHARES OF CAPITAL STOCK OF THE COMPANY, THE CONVERSION PRICE SHALL BE MULTIPLIED BY A FRACTION OF WHICH THE NUMERATOR SHALL BE THE NUMBER OF SHARES OF COMMON STOCK (EXCLUDING TREASURY SHARES, IF ANY) OUTSTANDING BEFORE SUCH EVENT AND OF WHICH THE DENOMINATOR SHALL BE THE NUMBER OF SHARES OF COMMON STOCK OUTSTANDING AFTER SUCH EVENT. ANY ADJUSTMENT MADE PURSUANT TO THIS
         SECTION 14.4 SHALL BECOME EFFECTIVE IMMEDIATELY AFTER THE RECORD DATE FOR THE DETERMINATION OF STOCKHOLDERS ENTITLED TO RECEIVE SUCH DIVIDEND OR DISTRIBUTION AND SHALL BECOME EFFECTIVE IMMEDIATELY AFTER THE EFFECTIVE DATE IN THE CASE OF A SUBDIVISION, COMBINATION OR RE-CLASSIFICATION.

                           (ii) IF THE COMPANY, AT ANY TIME WHILE ANY NOTES ARE OUTSTANDING, SHALL DISTRIBUTE TO ALL HOLDERS OF COMMON STOCK EVIDENCES OF ITS INDEBTEDNESS OR ASSETS OR RIGHTS OR WARRANTS TO SUBSCRIBE FOR OR PURCHASE ANY SECURITY (EXCLUDING THOSE REFERRED TO IN
         SECTION 14.4(a)(i) ABOVE), THEN IN EACH SUCH CASE THE CONVERSION PRICE SHALL BE DETERMINED BY MULTIPLYING THE CONVERSION PRICE IN EFFECT IMMEDIATELY PRIOR TO THE RECORD DATE FIXED FOR DETERMINATION OF STOCKHOLDERS ENTITLED TO RECEIVE SUCH DISTRIBUTION BY A FRACTION OF WHICH THE DENOMINATOR SHALL BE THE MARKET PRICE OF COMMON STOCK DETERMINED AS OF THE RECORD DATE MENTIONED ABOVE, AND OF WHICH THE NUMERATOR SHALL BE SUCH MARKET PRICE OF THE COMMON STOCK ON SUCH RECORD DATE LESS THE THEN FAIR MARKET VALUE AT SUCH RECORD DATE OF THE PORTION OF SUCH ASSETS OR EVIDENCE OF INDEBTEDNESS SO DISTRIBUTED APPLICABLE TO ONE OUTSTANDING SHARE OF COMMON STOCK AS DETERMINED BY THE COMPANY'S BOARD OF DIRECTORS IN GOOD FAITH; PROVIDED, HOWEVER, THAT IF THE NOTEHOLDER DISPUTES SUCH AMOUNT, THE NOTEHOLDER MAY SELECT A NATIONALLY RECOGNIZED OR MAJOR REGIONAL INVESTMENT BANKING FIRM OR FIRM OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS OF RECOGNIZED STANDING (AN "APPRAISER") PAID FOR BY THE NOTEHOLDER AND THE COMPANY EQUALLY, IN WHICH CASE THE FAIR MARKET VALUE SHALL BE EQUAL TO THE AVERAGE OF THE DETERMINATIONS BY THE COMPANY'S BOARD OF DIRECTORS AND SUCH APPRAISER. IN EITHER CASE THE ADJUSTMENTS SHALL BE DESCRIBED IN A STATEMENT PROVIDED TO THE NOTEHOLDER OF THE NOTES OF THE PORTION OF ASSETS OR EVIDENCES OF INDEBTEDNESS SO DISTRIBUTED OR SUCH SUBSCRIPTION RIGHTS APPLICABLE TO ONE SHARE OF COMMON STOCK. SUCH ADJUSTMENT SHALL BE MADE WHENEVER ANY SUCH DISTRIBUTION IS MADE AND SHALL BECOME EFFECTIVE IMMEDIATELY AFTER THE RECORD DATE MENTIONED ABOVE.

                           (iii) In case the Company (i) consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, or (ii) permits any other entity to consolidate with or merge into the Company and the Company is the continuing or surviving Company but, in connection with such consolidation or merger, the Common Stock is changed into or exchanged for common stock or other securities of any other entity or cash or any other assets, or (iii) transfers all or substantially all of its properties and assets to any other entity, or (iv) effects a reorganization or reclassification of the equity of the Company in such a way that holders of Common Stock shall be entitled to receive stock, securities, cash or assets with respect to or in exchange for Common Stock, then, and in each such case, proper provision shall be made so that, upon the exercise of the Notes at any time after the consummation of such consolidation, merger, transfer, reorganization or reclassification, the Noteholder shall be entitled to receive (at the Conversion Price in effect for Common Stock issuable upon such conversion of the Notes immediately prior to such consummation), in lieu of Common Stock issuable upon such exercise of the Note prior to such consummation, the stock and other securities, cash and assets to which the Noteholder would have been entitled upon such consummation if such Holder had so exercised the Note immediately prior thereto.

                           (iv) In the event that the Company issues or sells any Common Stock or securities which are convertible into or exchangeable for its Common Stock, or any rights, options or warrants to subscribe for or to purchase of its Common Stock for "Consideration" (as defined below) at a price per share ("Per Share Selling Price") which is less than the Conversion Price in effect immediately prior to the time of such issue or sale, then the Conversion Price shall be adjusted downward to equal such lower Per Share Selling Price effective concurrently with such issue or sale. Notwithstanding the foregoing, the foregoing adjustments shall not apply to the issuance of (A) shares of Common Stock upon exercise of rights, options, warrants and other convertible securities outstanding on the date of this Agreement and listed in the Company's SEC Filings, or (B) shares of Common Stock issued upon the exercise of stock options granted pursuant to the Company's employee stock option plan in effect from time to time (and as amended if approved by the stockholders of the Company).

For purposes of this Section 14.4(a)(iv), the following provision will be applicable

                  (V) In the case of an issue or sale for cash of shares of Common Stock, the "Consideration" received by the Company therefor shall be deemed to be the amount of cash received, before deducting therefrom any commissions or expenses paid by the Company.

                  (W) In case of the issuance (otherwise than upon conversion or exchange of obligations or shares of stock of the Company) of additional shares of Common Stock for a consideration other than cash or a consideration partly other than cash, the amount of the consideration other than cash received by the Company for such shares shall be deemed to be the fair value of such consideration as determined in good faith by the Company's board of directors.

                  (X) In the case of the issuance by the Company in any manner of any rights to subscribe for or to purchase shares of Common Stock, or any options for the purchase of shares of Common Stock or stock convertible into Common Stock, all shares of Common Stock or stock convertible into Common Stock to which the holders of such rights or options shall be entitled to subscribe for or purchase pursuant to such rights or options shall be deemed to be outstanding as of the date of the offering of such rights or the granting of such options, as the case may be, and the minimum aggregate consideration named in such rights or options for the shares of Common Stock or stock convertible into Common Stock covered thereby, plus the consideration, if any, received by the Company for such rights or options, shall be deemed to be the "Consideration" received by the Company (as of the date of the offering of such rights or the granting of such options, as the case may be) for the issuance of such shares.

(Y) In case of the issuance or issuances by the Company in any manner of any obligations or of any shares of stock of the Company that shall be convertible into or exchangeable for Common Stock, all shares of Common Stock issuable upon the conversion or exchange of such obligations or shares shall be deemed to be issued as of the date such obligations or shares are issued, and the amount of the "Consideration" received by the Company for such additional shares of Common Stock shall be deemed to be the total of (x) the amount of consideration received by the Company upon the issuance of such obligations or shares, as the case may be, plus (y) the minimum aggregate consideration, if any, other than such obligations or shares, receivable by the Company upon such conversion or exchange, except in adjustment of dividends.

(Z) The amount of the "Consideration" received by the Company upon the issuance of any rights or options referred to in subparagraph (X) above or upon the issuance of any obligations or shares which are convertible or exchangeable as described in subparagraph (Y) above, and the amount of the consideration, if any, other than such obligations or shares so convertible or exchangeable, receivable by the Company upon the exercise, conversion or exchange thereof shall be determined in the same mariner provided in subparagraphs (V) and (W) above with respect to the consideration received by the Company in case of the issuance of additional shares of Common Stock; provided, however, that if such obligations or shares of stock so convertible or exchangeable are issued in payment or satisfaction of any dividend upon any stock of the Company other than Common Stock, the amount of the "Consideration" received by the Company upon the original issuance of such obligations or shares of stock so convertible or exchangeable shall be deemed to be the value of such obligations or shares of stock, as of the date of the adoption of the resolution declaring such dividend, as determined by the board of directors as of that date. Upon the expiration of any rights or options referred to in subparagraph (X), or the termination of any right of conversion or exchange referred to in subparagraph (Y), or any change in the number of shares of Common Stock deliverable upon exercise of such options or tights or upon conversion of or exchange of such convertible or exchangeable securities, the Conversion Price then in effect shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustments made upon the issuance of such options, rights or convertible or exchangeable securities been made upon the basis of the delivery of only the number of shares of Common Stock actually delivered or to be delivered upon the exercise of such rights or options or upon the conversion or exchange of such securities.

         (b) Notwithstanding the foregoing provisions, no adjustment in the Conversion Price shall be required unless such adjustment would require an increase or decrease in such Conversion Price of more than $.01; provided, however, that any adjustments which by reason of this paragraph (b) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

         (c) All calculations under this Section 14.4 shall be made to the nearest cent.

         (d) Whenever the Conversion Price is adjusted as herein provided, the Company shall determine the adjusted Conversion Price in accordance with this Section 14.4 and shall prepare an Officers' Certificate setting forth such adjusted Conversion Price and showing in detail the facts upon which such adjustment is based; such Officers' Certificate shall forthwith be filed with the Agent, who may rely on such Officers' Certificate as conclusive evidence of the correctness of such adjustment, and a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price shall as soon as practicable be mailed by or on behalf of the Company to the holders at their last addresses as they shall on the appropriate Schedule.

         14.5     NOTICE OF CERTAIN EVENTS. In case at any time:

         (a) the Company shall declare a dividend (or any other distribution) payable to the holders of Common Stock otherwise than in cash; or

         (b) there shall occur any reclassification of Common Stock (other than a subdivision or combination of outstanding shares of Common stock) or any consolidation or merger to which the Company is a party and for which approval of any stockholders of the Company is required, or the sale or transfer of all or substantially all the assets of the Company; or

         (c) there shall occur the voluntary or involuntary dissolution, liquidation or winding-up of the Company;

then the Company shall cause to be filed at the office or agency maintained for the purpose of exchange of Notes, and shall cause to be mailed to the holders of Notes at their last addresses, at least 20 days prior to the record date or other applicable date hereinafter specified, or two days after such date as it receives actual notice of such event, whichever is later, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, or (y) the date, if known by the Company, on which such reclassification, consolidation, merger, sale, transfer, dissolution, liquidation or winding-up is expected to become effective.

         14.6 TRANSFER TAXES. The Company will pay any and all documentary, stamp, transfer or similar taxes that may be payable in respect of the transfer and delivery of shares of Common Stock pursuant hereto (but not income, capital gains or similar taxes imposed on Noteholders in respect of such transactions); provided, however, that the Company shall not be required to pay any such tax which may be payable in respect of any transfer involved in the delivery of shares of Common Stock in a name other than that in which the Notes converted were registered, and no such transfer or delivery shall be made unless and until the Person requesting such transfer has paid to the Company the amount of any such tax, or has established, to the satisfaction of the Company, that such tax has been paid.

         15.      DEFINITIONS.

         "Affiliates" of any Person shall mean any Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. A Person shall be deemed to control a corporation if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation, whether through the ownership of voting securities, by contract or otherwise.

         "Agreement" shall mean this Note Agreement governing the 12% Convertible Subordinated Notes due June 30, 2005, as amended and modified pursuant to Section 16 hereof.

         "Agent" shall mean Odyssey Capital, LLC, its successors as appointed under Section 11.2 hereof, and any successor Agent as provided in Section 13.9 hereof.

         "Applicable Law" shall have the meaning given such term in Section 7.5 hereof.

         "Business Day" shall mean any day on which national banks located in Texas are open for the conduct of banking business.

         "Change of Control" shall mean any transaction in which (i) all or substantially all of the Company's assets are sold as an entirety to any Person or related group of Persons; (ii) there shall be consummated any consolidation or merger of the Company in which (A) the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for the same consideration) or (B) pursuant to which the Common Stock would be converted into cash, securities or other property, in each case other than a consolidation or merger of the Company in which the holders of the Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the total voting power of all classes of capital stock entitled to vote generally in the election of directors of the continuing or surviving corporation immediately after such consolidation or merger in substantially the same proportion as their ownership of Common Stock immediately before such transaction; (iii) any Person, or any Persons acting together which would constitute a "group" for purposes of Section 13(d) of the Exchange Act, together with any affiliates thereof, shall beneficially own (as defined in Rule 13d-3 under the Exchange Act) at least 50% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of directors of the Company; or (iv) at any time during any one-year period, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of the Company was approved by a vote of 66-2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company then in office.

         "Closing" shall have the meaning given such term in Section 3 hereof.

         "Commission" shall mean the Securities and Exchange Commission, or any other federal agency at the time administering the Securities Act.

         "Common Stock" shall mean the Company's presently authorized Common Stock, $.01 par value.

         "Conversion Price" shall have the meaning given such term in Section
14.1 hereof.

         "Environmental Law" shall mean all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling to materials of environmental concern.

         "Event of Default" shall have the meaning given such term in Section 11 hereof.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "Market Price" shall mean the price of one share of Common Stock determined as follows: (i) if the Common Stock is listed on the New York Stock Exchange, the American Stock Exchange or the BBX, the closing bid price on such exchange on the date of valuation; (ii) if (i) does not apply and the Common Stock is listed on the Nasdaq National Market System, the Nasdaq Small-Cap Market or the OTC Bulletin Board, the mean between the last reported bid price thereof on the date of valuation; (iii) if neither (i) nor (ii) apply but the Common Stock is quoted in the over-the-counter market, another recognized exchange or on the pink sheets, the mean between the last reported "bid" and "asked" prices thereof on the date of valuation; and (iv) if neither clause (i),
(ii) or (iii) above applies, the fair market value thereof as determined by the Company's board of directors in good faith.

         "Material Adverse Change" shall mean any single circumstance or event (or series of circumstances or events) having a material adverse effect on the assets, properties, financial condition, business operations or prospects of the Company.

         "Materials of Environmental Concern" shall mean chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products.

         "Maximum Rate" shall mean the maximum non-usurious rate of interest which, under all applicable statutes, rules and regulations, the Purchasers are permitted to contract for, charge, take, reserve, or receive on the Notes. If the statutes, rules and regulations of the State of Texas are applicable for purposes of determining the maximum rate, then such term means the "weekly ceiling" from time to time in effect under Texas Finance Code Section 303.001 as limited by Texas Finance Code Section 303.009. The Company agrees that Chapter 346 of the Texas Finance Code, as amended (which regulates certain revolving credit loan accounts and revolving tri-party accounts), does not apply to the Note Agreement or Notes.

         "Memorandum" shall mean the Private Placement Memorandum dated May 29, 2003, as may be hereafter amended, modified or supplemented, relating to the offering and sale of the Notes.

         "Net Revenues" shall be computed and shall have the meaning given such term in the Company's income statement incorporated in the Company's Form 10-K for the period ending December 31, 2002.

         "Noteholder" or "Noteholders" shall mean any Person in whose name at the time a particular Note shall be registered on the registry books of the Company maintained for that purpose in accordance with the terms of this Agreement.

         "Notes" shall have the meaning given such term in Section 1 hereof.

         "Officers' Certificate" means a certificate signed by the chairman of the board of directors or the president or a vice president, and by the treasurer, or the secretary of the Company, and delivered to the Agent.

         "Optional Prepayment Date" shall mean the date fixed for prepayment of the Notes pursuant to Section 5.1.

         "Person" shall mean and include an individual, a partnership, a corporation, a trust, a joint venture, an unincorporated organization, a government or any department or agency thereof, and any other entity.

         "Responsible Officers of the Agent" shall mean the managers, the president, every vice president, secretary, and treasurer, of the Agent.

         "SEC Filings" shall mean the Company's Form 10-K for the fiscal year ended December 31, 2003; the Company's Form 10-Q for the quarter ended March 31, 2003; and the Company's Current Reports on Form 8-K and 8-K/A filed on January 15, 2003, March 25, 2003, and March 26, 2003.

         "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute, and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time.

         "Senior Indebtedness" shall mean all indebtedness of the Company, whether outstanding at the time of execution of this Agreement or thereafter created, which is not by its express terms subordinated in right of payment to or on par with the Notes. Indebtedness means (i) all indebtedness for money borrowed, which is created, assumed, incurred or guaranteed in any manner by the Company or for which the Company is otherwise responsible or liable or (ii) leases that are capitalized under generally accepted accounting principles.

         "Senior Indebtedness Default" shall mean a default in payment of the principal of or sinking fund installments, if any, due with respect to, fees in respect of or interest on, any Senior Indebtedness, or any default, or any event which, with notice or lapse of time or both, would constitute a default, in any other agreement, term or condition contained in any agreement under which any Senior Indebtedness is issued.

         "Subsidiary" shall mean any Person of which at the time of determination the party in question and/or one or more of its subsidiaries owns or controls directly or indirectly more than 50% of the shares of voting stock of such Person.

         "Variable Rate Transaction" shall mean a transaction in which the Company issues or sells (i) any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional shares of, Common Stock either (x) at a conversion, exercise or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Common Stock at any time after the initial issuance of such debt or equity securities, or (y) with a fixed conversion, exercise or conversion price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to the business of the Company or the market for the Common Stock (but excluding standard stock split anti-dilution provisions), or (ii) any securities of the Company pursuant to an "equity line" structure which provides for the sale, from time to time, of securities of the Company which are registered for resale under the Act.

         16. WAIVERS; MODIFICATIONS OF AGREEMENT. Any provision in this Agreement to the contrary notwithstanding, changes in or additions to this Agreement may be made, and compliance with any covenant or condition herein set forth may be omitted, if the Company (a) shall obtain from the holders of record of Notes aggregating not less than 51% of the aggregate principal amount of the Notes at the time outstanding (and, in the case of any such change, addition, or omission adversely affecting the rights pursuant to Section 11 hereof of any holder of record of Notes, additionally from the holders of not less than 100% of the number of Notes at the time outstanding) their consent thereto in writing and (b) shall deliver copies of such consent in writing to any such holders of record who did not execute the same; provided, however, that without the consent in writing of the holder of each Note (or, in the case of any change, addition, or omission adversely affecting the rights pursuant to Section 11 hereof of any holder of record of Notes, as aforesaid) affected thereby, no such consent shall be effective to reduce the principal of or rate of interest payable on, or to postpone any date fixed for the payment of principal of or any installment of interest on, any Note, to increase the percentage specified in Section 11 hereof of the principal amount of the Notes the holders of which may, in accordance with the provisions of such Section 11, accelerate the maturity of the Notes upon an Event of Default or to reduce the percentage of the principal amount of the Notes the consent of the holders of which shall be required under this
Section 16.

         17. SURVIVAL OF COVENANTS, ETC. All covenants, agreements, representations, and warranties made herein and in the Notes and in any certificate delivered pursuant hereto shall survive any investigation made by you and the execution and delivery to you of the Notes to be purchased by you and your payment therefor.

         18. BROKERS; ISSUANCE TAXES. The Company will hold you free and harmless from any (a) claim, demand, liability for, or expense in connection with, any broker's or finders' fees or commissions claimed by any Person asserted to be acting on behalf of the Company in connection with this Agreement or the transactions contemplated herein and (b) taxes, if any, payable upon, or on account of, issuance of the Notes.

         19. GOVERNING LAW; VENUE. THIS AGREEMENT AND THE NOTES ARE BEING DELIVERED IN TEXAS AND SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF TEXAS WITHOUT CONSIDERATION OF ITS CONFLICT OF LAW PROVISIONS. The Company hereby expressly and irrevocably agrees and consents that any suit, action or proceeding arising out of or relating to this Agreement, the Notes, or the transactions contemplated herein or therein may be instituted by any Noteholder in any State or Federal court sitting in Dallas County, Texas, United States of America, and, by the execution and delivery of this Agreement, the Company expressly waives any objection that it may have now or hereafter to the laying of the venue or to the jurisdiction of any such suit, action or proceeding, and irrevocably submits generally and unconditionally to the jurisdiction of any such court in any such suit, action or proceeding.

         20. NOTICES. Any notice, consent, request, or other communication required or permitted hereunder shall be in writing and shall be deemed given when either (a) personally delivered to the intended recipient or (b) sent, by certified or registered mail, return-receipt requested, addressed to the intended recipient as follows:

if to the Company to:              1240 E. Campbell Road
                                   Richardson, Texas 75081
                                   Attn: President

if to any of you, to the address given for such of you on Schedule I or Schedule II hereto; if to any other Noteholder to the address of such holder given to the Company in accordance with Section 8. Any Person (other than the Company) may change the address to which notice is to be sent pursuant to the preceding sentence by giving notice of such new address to the Company in accordance with this Section 20. The Company may change the address to which notice is to be sent hereunder by giving notice of such change, in accordance with this Section 20, to each Person against whom such change shall be effective. Any notice mailed as aforesaid shall, unless otherwise provided herein, be deemed given on the fifth day after deposited in the United States mail in accordance with the first sentence of this Section 20.

         21. PARTIES IN INTEREST. All of the terms and provisions of this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

         22. BUSINESS DAYS. Should any installment of the principal of or interest on any Note become due and payable upon a day other than a day on which national banks located in Texas are open for the conduct of banking business, the maturity thereof shall be extended to the next succeeding day upon which such banks are open for the conduct of banking business and, in the case of an installment of principal, interest shall be payable thereon at the rate per annum specified in such Note during such extension.

         23. HEADINGS. The headings of the various sections and subsections hereof have been inserted for convenience of reference only and shall not be deemed to in any way modify any of the terms or provisions hereof.

         24. COUNTERPARTS. This Agreement may be signed by each party hereto upon a separate copy, in which event all of said copies shall constitute a single counterpart of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         25. SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         26. FINAL AGREEMENT. This Agreement, together with those documents expressly referred to herein, constitutes the final agreement of the parties concerning the matters referred to herein, and supersedes all prior agreements and understandings.

         27. SAVINGS CLAUSE. Regardless of any provision contained in the Notes or Note Agreement, Purchaser shall never be entitled to receive collect or apply as interest (whether the termed interest herein or deemed to be interest by operation of law or judicial determination) on the Note any amount in excess of interest calculated at the Maximum Rate, and, in the event that any Purchaser ever receives, collects or applies as interest any such excess then the amount which would be excessive interest shall be deemed to be a partial prepayment of principal and treated hereunder as such; and, if the principal amount of the
Note is paid in full, then any remaining excess shall forthwith be paid to the Company. In determining whether or not the interest paid or payable under any specific contingency exceeds interest calculated at the Maximum Rate, the Company and Purchasers shall, to the maximum extent permitted under applicable law: (a) characterize any non-principal payment as an expense, fee or premium rather than as interest; (B) exclude voluntary principal prepayments and the effects thereof; and (C) amortize, prorate, allocate, and spread, in equal parts, the total amount of interest throughout the entire contemplated term of the Note; provided that, if the Note is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds interest calculated at the Maximum Rate, then Purchaser shall refund to the Company the amount of such excess or credit the amount of such excess against the principal amount of the Note and, in such event, Purchasers shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving, or receiving interest in excess of interest calculated at the Maximum Rate.

         28. TERMINATION. This Agreement will terminated upon the repayment or conversion of all obligations outstanding under the Notes

         [THE REMAINDER OF THIS PAGE HAS INTENTIONALLY BEEN LEFT BLANK.]

         If the foregoing is in accordance with your understanding, please sign the form of confirmation and acceptance on the enclosed counterpart of this Agreement and return the same to the Company, whereupon this Agreement shall be a binding agreement between you and the Company.

                                Very truly yours,

                                TeraForce Technology Corporation

                                By:_____________________________________________
                                   Robert P. Capps, Executive Vice-President and Chief Financial Officer

I HEREBY ACCEPT AND AGREE TO THE
TERMS AND CONDITIONS CONTAINED IN
THIS NOTE AGREEMENT:

By:______________________________

Name:____________________________

Title:___________________________

APPOINTMENT AS AGENT ACCEPTED:

Odyssey Capital, LLC

By:______________________________
   Alan Springer, President